SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 13, 2006
H. J. HEINZ COMPANY
(Exact Name of Registrant as Specified in Charter)
PENNSYLVANIA
(State or Other Jurisdiction of Incorporation)

1-3385	25-0542520
(Commission File Number)	(IRS Employer Identification No.)

600 Grant Street, Pittsburgh,
Pennsylvania	15219
(Address of Principal Executive Offices	(Zip Code)
Registrant’s telephone number, including area doe: 412-456-5700
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction a.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On June 13, 2006, the Management Development & Compensation Committee (the “Committee”) of the Company’s Board of Directors granted long-term performance awards under the Fiscal Year 2003 Stock Incentive Plan (the “Plan”) to certain executives, including the named executive officers. The target award opportunity for each executive is expressed as a percentage of salary (the “Award”), and payout will vary above or below target based on the achievement of performance goals and restrictions and conditions specified by the Committee. The actual amount paid may range from 0% to 200% of the target Award, as described below.
     Awards are payable at the end of the two consecutive fiscal year period of Fiscal Year 2007 and Fiscal Year 2008 (May 4, 2006 through April 30, 2008) (the “Performance Period”) based upon the Company’s achieving targets set for each of the following metrics:
(a)	Earnings Per Share (EPS) Funding Metric. The maximum award will be available at the end of the Performance Period if the Company meets or exceeds a target two-year cumulative EPS target, adjusted to eliminate the after-tax effects of any charges that may be excluded when determining Performance Measures under the Plan. The actual award will then be determined subject to the ROIC metric and the TSR metric defined below and the Committee’s discretion to pay less than the maximum award. If the target EPS goal is not achieved, no awards will be paid.
(b)	After–Tax Return on Invested Capital (ROIC) Metric. Assuming that the EPS target is achieved, fifty percent (50%) of the Award will be determined by the Company’s performance against the ROIC target metric established by the Committee (“ROIC Target”). For each fiscal year in the Performance Period, a ROIC value will be calculated, based upon after-tax operating profit divided by average invested capital, both as defined by the Company and as adjusted to eliminate the after-tax effects of any charges that may be excluded when determining Performance Measures under the Plan (“ROIC Value”). At the end of the Performance Period, the ROIC Values for each fiscal year in the Performance Period will be averaged (the “ROIC Average”) and the ROIC Average will be compared to the ROIC Target. If 100% of the ROIC Target is met, then the Committee may, in its discretion, authorize payment of 50% of the Award at the target amount. If 80% of the ROIC Target is met, the Committee may, in its discretion, authorize payment of up to 12.5% of the Award at the target amount. If 120% of the ROIC Target is met, the Committee may, in its discretion, authorize up to 100% of the Award at the target amount.

(c)	Total Shareholder Return (TSR) Metric. Assuming that the EPS target is achieved, fifty percent (50%) of the Award will be determined by the Company’s two-year TSR growth rate compared to the two-year TSR growth rates of each of the companies in a peer group of consumer products companies other than the Company, as calculated in accordance with the Long-Term Performance Program Award Agreement. If the Company’s percentile ranking among the peer group of consumer product companies is 50%, then the Committee may, in its discretion, authorize payment of the second 50% of the Award at the target amount. If the Company’s percentile rank is less than 20%, then no amount is payable pursuant to the TSR metric. If the Company’s percentile rank is 90% or higher, then the Committee may, in its discretion, authorize up to 100% of the Award at the target amount.
     Any actual awards will be paid in cash; provided that if an executive has not met applicable stock ownership guidelines, 50% of the actual award paid to the executive, after taxes, will be paid in the form of restricted stock units, which will vest at the time the actual award is paid, but will not be distributed as Common Stock until the executive has met applicable stock ownership guidelines.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H. J. HEINZ COMPANY
Date: June 19, 2006	By:	/s/ Theodore N. Bobby
		Name:	Theodore N. Bobby
		Title:	Senior Vice President and General Counsel